Exhibit 4.1
AMENDMENT
TO
SHAREHOLDER RIGHTS AGREEMENT
     This Amendment to Shareholder Rights Agreement (the “Amendment”) is entered into as of May 1, 2008, by and between Moldflow Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) (“Computershare”).
WITNESSETH:
     WHEREAS, the Company is party to that certain Shareholder Rights Agreement, dated as of January 29, 2003 (the “Rights Agreement”) with Computershare, as Rights Agent. All capitalized terms used herein and not otherwise defined shall having the meaning ascribed to them in the Rights Agreement;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Section 11(a)(ii) Event the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of common stock of the Company; and
     WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.
     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Amendments to Section 1.
          (a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:
     (kk) “Merger” shall have the meaning set forth in the Merger Agreement.
     (ll) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 1, 2008, by and among Autodesk, Inc. Switch Acquisition Corporation, and the Company, as may be amended from time to time.
     (mm) “Merger Sub” shall mean, Switch Acquisition Corporation, a Delaware Corporation and wholly owned subsidiary of Parent.

     (nn) “Offer” shall have the meaning set forth in the Merger Agreement.
     (oo) “Parent” shall mean Autodesk, Inc., a Delaware corporation.
     (pp) “Tender and Voting Agreements” shall mean the Tender and Voting Agreements, dated as of May 1, 2008 by and among Autodesk, Inc., Switch Acquisition Corporation and certain holders of one or more shares of Company common stock.
     (b) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:
“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Tender and Voting Agreements, (iii) the consummation of the Offer, (iv) the consummation of the Merger, and (v) the consummation of the other transactions contemplated in the Merger Agreement shall be deemed to result in Parent or Merger Sub becoming an Acquiring Person.”
     (c) The definition of “Stock Acquisition Date” in Section 1(gg) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:
“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Tender and Voting Agreements, (iii) the consummation of the Offer, (iv) the consummation of the Merger, and (v) the consummation of the other transactions contemplated in the Merger Agreement shall be deemed to result in a Stock Acquisition Date.”
     2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Tender and Voting Agreements, (iii) the consummation of the Offer, (iv) the consummation of the Merger, and (v) the consummation of the other transactions contemplated in the Merger Agreement shall be deemed to result in a Distribution Date.”

     3. Amendment to Section 7(a). The first sentence of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on the tenth anniversary of the Record Date (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, and (iv) the Appointment Time (as defined in the Merger Agreement) (the earlier of (i), (ii), (iii) or (iv) being herein referred to as the “Expiration Date”). The Company shall notify the Rights Agent of the occurrence of the Appointment Time.”
     4. Amendment to Section 11. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Tender and Voting Agreements; (iii) the consummation of the Offer, (iv) the consummation of the Merger, and (v) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a Section 11(a)(ii) Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 11(a)(ii).”
     5. Amendment to Section 13. Section 13 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Tender and Voting Agreements, (iii) the consummation of the Offer, (iv) the consummation of the Merger, and (v) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.”
6. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.
7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
8. Counterparts. This Amendment may be executed in any number of counterparts, which shall for all purposes be deemed an original, and all such counterparts together shall constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

MOLDFLOW CORPORATION

Attest:

/s/ Lori Henderson	By:	/s/ A. Roland Thomas

Name: Lori Henderson	Name:	A. Roland Thomas
Title: General Counsel	Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

Attest:

/s/ Paula Gill	By:	/s/ Darlene DioDato

Name: Paula Gill	Name:	Darlene DioDato
Title: Relationship Manager	Title:	Managing Director
(Signature Page to Amendment to Rights Agreement)